American Midstream Announces Retirement of Steve Bergstrom and Appointment
of Lynn L. Bourdon III as Chairman, President and Chief Executive Officer

DENVER, CO – December 14, 2015 - American Midstream Partners, LP (NYSE: AMID) (the "Partnership") today announced that Steve Bergstrom, Executive Chairman, President, and Chief Executive Officer, retired from his position effective December 10, 2015. Mr. Bergstrom will continue to serve as a Director on the Board of Directors. Lynn L. Bourdon III has been appointed Chairman, President and Chief Executive Officer.

Mr. Bourdon, 53, most recently served as President and Chief Executive Officer of Enable Midstream Partners, LP. Prior to Enable Midstream, he served as Group Senior Vice President of NGL & Natural Gas Marketing, Petrochemical, Refined Products & Marine Services at Enterprise Products Partners, LP. Mr. Bourdon joined Enterprise as Senior Vice President of NGL Supply & Marketing in 2003 and served in various senior management positions during his tenure. Prior to his employment at Enterprise Products, Mr. Bourdon served as Senior Vice President and Chief Commercial Officer for Orion Refining Corporation. He also held leadership positions at En*Vantage, PG&E Gas Transmission and Valero, and earlier served in various capacities at the Dow Chemical Company. Lynn received a Bachelor of Science degree in mechanical engineering from Texas Tech University and an MBA from the University of Houston.

“When we acquired the general partner of American Midstream in April 2013, we asked Steve to lead the Partnership and establish a strong midstream platform to drive long-term growth,” commented Dan Revers, Managing Partner of Capital ArcLight Capital Partners, LLC, which controls the general partner of the Partnership. “Steve successfully led the Partnership through a significant growth phase and is now stepping back from the day-to-day leadership of the Partnership while remaining actively engaged on the Board of Directors, with particular focus on continuing to build the Partnership through his significant knowledge of the industry and relationships with key industry leaders.”

“We are excited to welcome Lynn to American Midstream,” continued Mr. Revers. “Lynn has significant midstream and energy industry experience, coupled with broad leadership capacity, and we are confident he is the right person to lead American Midstream as we continue to execute our growth strategy.”

“It has been a privilege to lead American Midstream since early 2013,” said Mr. Bergstrom. “I am very pleased with what our team has achieved during my tenure, even given the recent downturn in the industry. More importantly, I believe American Midstream has a bright future, particularly with the ongoing support of ArcLight. I am pleased that we found a high-caliber leader like Lynn, who will bring new excitement, energy, ideas and perspectives to the Partnership. I want to thank the great people working at American Midstream, who are the cornerstone of the Partnership’s success, and look forward to continuing to support American Midstream on the Board of Directors.”

“I am excited to join American Midstream and I am confident we can build on the significant achievements that resulted from Steve’s leadership and the strong sponsorship of ArcLight,” commented Mr. Bourdon. “American Midstream has significant geographic diversity, with midstream assets in the Permian, East Texas, Eagle Ford, Bakken, and the Gulf, and the recent drop down of a minority interest in Delta House further diversifies the Partnership and enhances fee-based cash flow. With a strong asset platform, coupled with the continued support of ArcLight, we are well positioned to navigate the near-term industry challenges while continuing to position the Partnership for long-term, sustainable growth.”

About ArcLight Capital Partners, LLC
ArcLight is one of the leading private equity firms focused on North American and Western European energy assets. Since its establishment in 2001, ArcLight has invested over $13.9 billion across multiple energy cycles in more than 90 investments. Headquartered in Boston, MA with an additional office in Luxembourg, the firm’s investment team brings extensive energy expertise, industry relationships, and specialized value creation capabilities to its portfolio. More information about ArcLight, as well as a complete list of ArcLight’s portfolio companies, can be found at http://arclightcapital.com.

About American Midstream Partners, LP
Denver-based American Midstream Partners, LP is a growth-oriented limited partnership formed to own, operate, develop and acquire a diversified portfolio of midstream energy assets. The Partnership provides midstream services in Texas, North Dakota, and the Gulf Coast and Southeast regions of the United States. For more information about American Midstream Partners, LP, visit www.AmericanMidstream.com.

Investor Contact
Allysa Howell, (303) 942-2359
AHowell@AmericanMidstream.com
Investor Relations Manager

Forward-Looking Statements
This press release includes forward-looking statements. These statements relate to, among other things, projections of operational volumetrics and improvements, growth projects, cash flows and capital expenditures. We have used the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will," "potential," "line-of-sight," and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations and future growth involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors that are described in greater detail in our filings with the SEC. In addition, we face risks associated with construction of growth projects, including cost overruns and delays resulting from numerous factors, as well as risks associated with the integration of acquired businesses, decreased liquidity, increased interest and other expenses, assumption of potential liabilities, diversion of management’s attention, and other risks associated with growth and acquisitions. Please see our Risk Factor disclosures included in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 10, 2015, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, filed with the SEC on November 9, 2015. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. The forward-looking statements herein speak as of the date of this press release. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this press release.

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